Mohammad Aballala
Purchasers' Representative
4896 Abdulrahma Ibn Ali Al Ash Shaikh - As Sulimaniyah, Riyadh
Kingdom of Saudi Arabia, 12243 - 7504

Al Masane Al Kobra Mining Co.
Mohammad Aballala
Ibrahim A. Musallam
Majed A. Musallam
Ayman A. Alshibi
Savas Sahin
Arabian Mining Company

November 24, 2019

Dear Sirs

Sale of shares by Trecora Resources in Al Masane Al Kobra Mining Co.

Trecora Resources (“Trecora”) entered into a Share Sale and Purchase Agreement dated September 22, 2019 (the “Agreement”) with the Purchasers and the Purchasers' Representative pursuant to which Trecora agreed to sell the Sale Shares to the Purchasers in accordance with the terms of the Agreement. Capitalized terms used in this letter and otherwise not defined herein shall have the meanings given in the Agreement.

Trecora notes that, pursuant to the Agreement, certain Conditions should be satisfied on or before the Long Stop Date.

It is acknowledged and agreed that certain of those Conditions have not been satisfied as at the date of this letter and accordingly it is agreed that the Long Stop Date will be extended to January 20, 2020 (the “New Outside Date”).

It is acknowledged and agreed that any references in the Agreement to the Long Stop Date shall be read as referring to the New Outside Date.

It is further acknowledged and agreed that the Parties shall use their respective best endeavors to satisfy the Conditions and to achieve Closing on or before the New Outside Date.

It is further acknowledged and agreed that in the event Closing is not achieved on or before the New Outside Date, the Agreement will be terminated in accordance with Clause 15.1 b (iii) of the Agreement.

Notwithstanding any amendments made to the Agreement by and in accordance with this letter, it is acknowledged and agreed that all other terms and conditions of the Agreement shall remain in full force and effect.

Yours faithfully

TRECORA RESOURCES

/s/ Patrick D. Quarles
For and on behalf of Trecora Resources
Name: Patrick David Quarles
Title: President and CEO

The contents of this letter are acknowledged and agreed to by the Purchasers' Representative acting for and on behalf of the Purchasers

/s/ Mohammad Aballala
Purchasers' Representative
Name: Mohammad Aballala

The contents of this letter are acknowledged and agreed to by each of the Purchasers

/s/ Mohammad Aballala
For and on behalf of Al Masane Al Kobra Mining Co.
Name:
Title:

/s/ Mohammad Aballala
Mohammad Aballala

/s/ Ibrahim A. Musallam
Ibrahim A. Musallam

/s/ Majed A. Musallam
Majed A. Musallam

/s/ Ayman A. Alshibi
Ayman A. Alshibi

/s/ Savas Sahin
Savas Sahin

/s/ Talal Al Saadi
For and on behalf of Arabian Mining Company
Name: [Talal Al Saadi]
Title: [General Manager]